Exhibit 99.1

RELEASE DATE:	August 9, 2011 For Immediate Release	For Further Information Contact: Ronald Anderson, President and CEO (610) 644-9400

MALVERN FEDERAL BANCORP, INC. CORRECTS
CERTAIN SELECTED FINANCIAL RATIOS AND
OTHER DATA IN EARNINGS RELEASE
ISSUED JULY 29, 2011

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank, today announced certain corrections to information for the three months ended June 30, 2011 which was included in the Selected Financial Ratios and Other Data table appearing at page five of the Company’s press release issued on July 29, 2011 (the “Original Release”).  The subject information is presented below as it appeared in the Original Release and as corrected.

	As Reported
	in the	As
Selected Financial Ratios and Other Data(1)	Original Release	Corrected
Selected Operating Ratios (For the Three Months Ended June 30, 2011):
Average yield on interest-earning assets	4.97%	4.75%
Average interest rate spread	3.31	3.09
Net interest margin	3.34	3.20
__________________
(1) Annualized

In the second sentence of the third paragraph on page one of the Original Release, the interest rate spread and net interest margin should be conformed and corrected to 3.09% and 3.20%, respectively.  In addition, in the final sentence of the fourth paragraph of the Original Release, the average yield on investment securities for the three months ended June 30, 2011 should be corrected to indicate a decrease to 1.93% in the quarter from 2.92% for the same period in fiscal 2010, and the average balance of investment securities should be corrected to indicate an increase of $45.1 million during the three months ended June 30, 2011 compared to the prior fiscal year period.  This correction does not otherwise affect the reported results in the narrative, or in the other tabular information, included in the Original Release.